Exhibit 23.1





INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No. 333-88871 of Empire Energy Corporation on Form S-8 of our report dated May 9, 2003 (which report contains an emphasis paragraph due to going concern uncertainty), appearing in this Annual Report on Form 10-KSB of Empire Energy Corporation as of and for the year ended December 31, 2003.




/s/ Pickett, Chaney & McMullen LLP
Overland Park, Kansas
May 13, 2004